EXHIBIT 99.1

SUMR Brands Reports 2021 Third Quarter Results

Revenue Growth Both Sequentially & Year-over-Year; EPS $0.12 Management of Supply Chain Issues Continues

WOONSOCKET, R.I., Nov. 10, 2021 (GLOBE NEWSWIRE) -- SUMR Brands ("SUMR Brands" or the "Company") (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fiscal third quarter ended October 2, 2021.

Recent Highlights

  Net sales were $41.6 million in the third quarter versus $40.7 million in the prior-year period, with higher revenue driven by strong consumer demand across the Company’s core products, even in the face of ongoing supply chain constraints and lingering pandemic-related issues; SUMR was successful in shifting certain domestic sales to direct-import, avoiding some of the logistical bottlenecks the Company otherwise experienced
  SUMR Brands posted net income for the third quarter of $0.3 million, or $0.12 per share, versus net income of $2.2 million, or $1.03 per share, in the prior-year period; the decline was primarily driven by lower gross profit, a consequence of elevated transportation expense, increased commodity costs for certain products, and the expiration of various tariff exclusions in August, 2020
  2020 third quarter benefited from higher gross margins and a tax provision adjustment related to changes in the interest deduction threshold under the U.S. Cares Act, worth approximately $0.17 of favorable impact
  Adjusted EBITDA was $2.4 million in the 2021 third quarter versus $4.7 million in the prior-year period
  Reflecting recent success in managing the supply chain, debt rose to $36.6 million as of October 2, 2021 to fund inventory necessary to meet product demand, with an associated increase in Company receivables

“As indicated earlier in the year, we are becoming better equipped at managing through a tough operating environment caused first by the pandemic and, now, ongoing supply chain constraints,” said Stuart Noyes, CEO. “The good news is that we were able to get additional product to market this period – resulting in revenue rising both sequentially, from the second quarter, as well as year-over-year. While this meant taking on debt to fund working capital requirements, we procured additional inventory and, in doing so, got it into the hands of consumers for many of our best-selling categories. Our shift to direct-import sales has also continued to be a success, but it has not completely offset the impact from higher freight and raw material costs resulting from inflationary forces, dampening gross margins.

“As with last quarter, were it not for current logistical bottlenecks, we would have sold a great deal more product. We remain confident in our ability to manage through these constraints but anticipate continued supply chain challenges in the fourth quarter. Obviously, our hope is that global throughput increases in the weeks to come but, without such clarity, we will continue managing working capital aggressively, building inventory where necessary, and increasing prices as appropriate – all while driving further direct-import sales. We’re seeing improvement in certain areas of the supply chain, but it is difficult to know what is temporary and what is not; in such an environment, while cautiously optimistic, we will remain vigilant in operating SUMR Brands as efficiently as possible.”

Third Quarter Results

Net sales for the three months ended October 2, 2021 were $41.6 million compared with $40.7 million for the three months ended September 26, 2020. A significant improvement over the second quarter’s $30.6 million, the Company’s higher revenue reflects year-over-year growth in many product categories – including gates, bathers, entertainers, specialty blankets, strollers, and boosters – offset by the negative impact of logistical challenges across the global supply chain. This resulted in missed shipment opportunities, without which sales would have been much greater; revenue through the Company’s top customers, particularly through ecommerce channels, remained strong.

Gross profit for the third quarter of 2021 was $11.8 million versus $13.5 million in 2020, while gross margin was 28.3% versus 33.3% last year. The year-over-year margin decline reflects increases in transportation and raw material costs related to the aforementioned supply chain constraints.

Selling expense was $3.1 million in the third quarter of 2021 versus $2.8 million in 2020, and selling expense as a percent of net sales was 7.5% versus 6.9% last year. The increase year-over-year and as a percent of sales was primarily due to higher freight-out costs (accounted for as selling expense).

General and administrative expenses were $7.1 million in the third quarter of 2021, or 17.1% of net sales, versus $6.9 million in the third quarter of 2020, or 16.9% of net sales. The year-over-year change reflects higher distribution center costs as well as increases in customer-related chargebacks as a result of order cutbacks when demand could not be met. Interest expense was $0.3 million in the third quarter of 2021 versus $1.0 million in 2020, reflecting more attractive interest rates following the Company’s refinancing of its credit facilities last year.

The Company reported net income of $0.3 million, or $0.12 per share, in the third quarter of 2021 compared with net income of $2.2 million, or $1.03 per share, in the prior-year period. The 2020 third quarter was favorably impacted by higher gross margins and a tax provision adjustment related to changes in the interest deduction threshold under the U.S. Cares Act, worth approximately $0.17 of favorable impact. The Company recorded a tax provision of $0.4 million in the fiscal 2021 third quarter versus a tax benefit of $0.2 million in the comparable period of fiscal 2020.

Adjusted EBITDA, as defined in the Company’s credit agreements, for the third quarter of 2021 was $2.4 million versus $4.7 million for the third quarter of 2020, and Adjusted EBITDA as a percent of net sales was 5.8% in 2021 versus 11.4% last year. Adjusted EBITDA in 2021 included $0.9 million in bank permitted add-back charges compared with $0.7 million during the prior-year period. Adjusted EBITDA, adjusted net loss, and adjusted loss per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of October 2, 2021, the Company had approximately $0.4 million of cash and $36.6 million of bank debt compared with $0.5 million of cash and $30.9 million of bank debt as of January 2, 2021. Inventory as of October 2, 2021 was $24.7 million versus $25.1 million at the beginning of fiscal 2021. Trade receivables as of the end of the third quarter were $34.4 million compared with $26.0 million as of January 2, 2021, while accounts payable and accrued expenses were $33.6 million compared with $34.1 million at the beginning of fiscal 2021.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, November 11, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.sumrbrands.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile brands driven by a commitment to people, products, and purpose. The Company is made up of a diverse group of experts with a passion to make family life better by selling proprietary, innovative products across several core categories. For more information about the Company, please visit www.sumrbrands.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net loss and adjusted loss per diluted share. Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back, as permitted by the Company’s credit agreements and detailed in the reconciliation table included in this release. Non-GAAP adjusted net loss and adjusted loss per diluted share means net (loss) plus unamortized financing fees and other items added back, as permitted by the Company’s credit agreements, adjustments related to changes in tax valuation allowances due to the application of the CARES Act, as well as the tax impact of these items, as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding new product offerings and the Company’s expectations for performance in the remainder of 2021, including inventory availability, sales, margins, and its ability to mitigate the impact of current market conditions, including supply chain and logistics challenges. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the impact of the COVID-19 pandemic on the Company’s supply chain and consumer demand, U.S. operations and sales in the U.S.; the Company’s reliance on foreign suppliers and potential disruption in foreign markets in which it operates; potential global supply chain disruption and increased costs of freight and transportation; potential increases in the cost of raw materials used to manufacture the Company’s products; increased tariffs, additional tariffs or import or export taxes on the cost of its products and therefore demand for its products; the Company’s ability to meet its liquidity requirements; the Company’s ability to comply with the covenants in its loan agreement and to maintain availability under its loan agreement; the Company’s ability to implement and to achieve the expected benefits and savings of its restructuring initiatives; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s ability to develop, market and launch new products; the Company’s ability to manage inventory levels and meet customer demand; the Company’s ability to grow sales with existing and new customers and in new channels; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020

Net sales	$41,552	$40,704	$108,355	$119,256
Cost of goods sold	29,778	27,168	76,258	79,178
Gross profit	$11,774	$13,536	$32,097	$40,078
General and administrative expenses(1)	7,116	6,890	20,935	21,766
Selling expense	3,121	2,802	7,984	9,984
Depreciation and amortization	555	783	1,675	2,563
Operating income	$982	$3,061	$1,503	$5,765
Interest expense	347	1,017	1,009	3,548
Gain from extinguishment of debt(2)	-	-	(1,972)	-
Income before taxes	$635	$2,044	$2,466	$2,217
Income tax provision/(benefit)	383	(166)	599	(70)
Net income	$252	$2,210	$1,867	$2,287
Income per diluted share	$0.12	$1.03	$0.86	$1.08

Shares used in fully diluted EPS	2,176,240	2,155,791	2,168,470	2,120,044

(1) Includes stock based compensation expense
(2) Extinguishment of debt represents the benefit of the PPP Loan forgiveness granted during the three months ended July 3, 2021

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020

Reconciliation of Adjusted EBITDA
Net income (GAAP)	$252	$2,210	$1,867	$2,287
Plus: interest expense	347	1,017	1,009	3,548
Plus: (benefit)/provision for income taxes	383	(166)	599	(70)
Plus: depreciation and amortization	555	783	1,675	2,563
Plus: non-cash stock based compensation expense	23	105	289	136
Plus: permitted add-backs (a)	868	709	2,509	2,376
Adjusted EBITDA (Non-GAAP)	$2,428	$4,658	$7,948	$10,840

Reconciliation of Adjusted EPS
Net income (GAAP)	$252	$2,210	$1,867	$2,287
Plus: permitted add-backs(a)	868	709	2,509	2,376
Plus: unamortized financing fees(b)	-	-	-	266
Less: Discrete (tax benefit)(c)	-	(362)	-	(624)
Tax impact of items impacting comparability(d)	(243)	(199)	(703)	(740)
Adjusted net income (Non-GAAP)	$877	$2,358	$3,673	$3,565
Adjusted earnings per diluted share (Non-GAAP)	$0.40	$1.09	$1.69	$1.68

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended October 2, 2021 include special projects $628 ($176 tax impact), non-cash rent expense $157 ($44 tax impact), and board fees $83 ($23 tax impact). Permitted add-backs for the three months ended September 26, 2020 include special projects $582 ($163 tax impact), board fees $77 ($22 tax impact), and severance related fees $50 ($14 tax impact). Permitted add-backs for the nine months ended October 2, 2021 include special projects $1,839 ($515 tax impact), non-cash rent expense $366 ($103 tax impact), board fees $236 ($66 tax impact) and severance $68 ($19 tax impact). Permitted add-backs for the nine months ended September 26, 2020 include special projects $1,758 ($492 tax impact), severance related fees $298 ($84 tax impact), board fees $238 ($67 tax impact), and restructuring costs $82 ($23 tax impact).
(b) Write off of unamortized financing costs associated with the reduction in Company's Bank of America credit facility, reflecting a $266 ($74 tax impact) charge for the three months ending March 28, 2020.
(c) The discrete tax benefit is attributable to modifications of interest expense deductibility under the U.S. CARES Act, which had a $0.17 positive impact on earnings per diluted share in the third quarter of 2020. Excluding solely the impact of this adjustment, adjusted earnings per share would have been $0.86 for the third quarter of 2020.
(d) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	October 2, 2021	January 2, 2021
	(unaudited)

Cash and cash equivalents	$389	$510
Trade receivables, net	34,446	25,995
Inventory, net	24,654	25,123
Property and equipment, net	4,145	4,789
Intangible assets, net	11,445	11,739
Right of use asset	14,951	3,625
Other assets	2,013	2,956
Total assets	$92,043	$74,737

Accounts payable	$25,761	$27,986
Accrued expenses	7,849	6,064
Lease liabilities, current	2,768	2,349
Current portion of long term debt	2,125	2,125
Long-term debt, less current portion(1)	33,398	27,536
Lease liabilities, noncurrent	12,721	1,493
Other liabilities(2)	108	2,064
Total liabilities	84,730	69,617

Total stockholders’ equity	7,313	5,120
Total liabilities and stockholders’ equity	$92,043	$74,737

(1) Under U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $1,083 and $1,275 of unamortized financing fees in the periods ending October 2, 2021 and January 2, 2021, respectively.
(2) For the period ended January 2, 2021, Other liabilities include the long term portion of the PPP Loan of $1,760.